Exhibit 23.4

To: HZJL Cayman Limited (the “Company”)

18th Floor, Block B,

Yuanlun Building, No. 350 Qifei Road,

Binjiang District, Hangzhou City,

People’s Republic of China

Date: August 13, 2025

Dear Sir/Madam:

We are a qualified law firm in the People’s Republic of China (the “PRC”, for purposes of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region or the Taiwan Region of the PRC), and we have act as PRC legal counsel as to the laws of the PRC to the Company in connection with the Company’s registration statement on Form F-4, as amended (the “Registration Statement”), which will be filed with the U.S Securities and Exchange Commission (the “SEC”) on or about August 13, 2025 under the Securities Act of 1993 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement) of the Company with Rising Dragon Acquisition Corp.

We hereby consent to the reference of our firm in the Registration Statement and the filing of this consent with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices